UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 21, 2008

United Therapeutics Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26301	52-1984749
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1110 Spring Street
Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(301) 608-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2008 Executive Officer Salaries and Bonus Opportunities

                On February 21, 2008, the Compensation Committee (the “Committee”) of United Therapeutics Corporation (the “Company”) approved new salaries and contingent cash and equity incentive bonus opportunities for the executive officers of the Company:

Dr. Martine Rothblatt’s annual base salary is increased from $755,000 to $810,000, effective April 1, 2008.  In addition, Dr. Rothblatt’s contingent annual cash incentive bonus opportunity target is increased from $600,000 to $750,000.  Dr. Rothblatt is entitled to receive stock options at the end of each calendar year in accordance with the formula set forth in her employment agreement, as amended, based on the average closing bid price of the Company’s stock for the month of December.

Dr. Roger Jeffs’ annual base salary remains unchanged at $675,000.  In addition, Dr. Jeffs’ contingent annual cash incentive bonus opportunity target is increased from $425,000 to $485,000, and his contingent annual equity incentive bonus opportunity target remains unchanged at 175,000 stock options.

Mr. Paul Mahon’s annual base salary remains unchanged at $585,000.  In addition, Mr. Mahon’s contingent annual cash incentive bonus opportunity target is increased from $250,000 to $325,000, and his contingent annual equity incentive bonus opportunity target remains unchanged at 175,000 stock options.

Mr. John Ferrari’s annual base salary is increased from $320,000 to $400,000, effective April 1, 2008.  In addition, Mr. Ferrari’s contingent annual cash incentive bonus opportunity target is increased from $140,000 to $200,000, and his contingent annual equity incentive bonus opportunity target is increased from 75,000 stock options to 125,000 stock options.

The foregoing 2008 contingent cash incentive bonus opportunities will be assessed pursuant to the Company-wide Milestone Incentive Bonus Program criteria applicable for 2008, a description of which is provided below.  The cash incentive bonus opportunities are assessed and granted twice yearly.

The foregoing 2008 contingent annual equity incentive bonus opportunity targets for Dr. Jeffs and Messrs. Mahon and Ferrari will be assessed by the Committee and granted twice yearly by taking into consideration (i) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments; and (ii) United Therapeutics’ overall performance, financial condition and prospects.  As discussed above, under the terms of her employment agreement Dr. Rothblatt is entitled to receive one year-end grant of stock options on December 31, 2008, to be based on the average closing bid price of the Company’s stock for the month of December 2008.

A detailed discussion of our executive compensation program will be set forth in our proxy statement in connection with our 2008 annual meeting of shareholders to be filed with the Securities and Exchange Commission on or about March 7, 2008.

2008 Company-Wide Milestone Incentive Bonus Program

                On February 21, 2008, the Committee approved two modifications to the cash incentive bonus target criteria for the Company-wide Milestone Incentive Bonus Program, effective as of January 1, 2008.  The first modification changed the percentage growth rate expected for the top quintile of our peer group from 40% growth in EBITDASO for the same quarters in sequential years to 30% growth in EBITDASO for the same quarters in sequential years.  A corresponding change was made to adjust the 10% growth rate in EBITDASO for sequential quarters to a 7.5% growth rate in EBITDASO for sequential quarters.  This change was made because the Committee believes that the performance of the top quintile of our peer group is better and more consistently captured by a milestone of 30% growth in EBITDASO, versus the 40% rate in effect during 2007.  As our peer group’s members’ revenues are growing, the Committee concluded that the law of large numbers dictates a reduction in the revenue growth rate needed to maintain top quintile status.  The second modification excludes one-time events from the growth rate comparisons provided in Milestone 1 in order to provide an equivalent comparison of actual growth performance for incentive purposes.

                The Company-wide Milestone Incentive Bonus target criteria were unchanged in all other material respects.  As so revised, the Company-wide Milestone Incentive Bonus target criteria for cash bonuses to be paid in October 2008 are as follows:

Company-Wide Milestone	Percentage of target award

Milestone 1 — Earnings Before Interest, Tax, Depreciation, Amortization and Stock Options (EBITDASO) per share growth in the top quintile of the Company’s peer group, as measured by a 30% growth in EBITDASO (excluding one-time events) for the same quarters in sequential years or 7.5% growth in EBITDASO (excluding one-time events) for sequential quarters.

Up to 25%
Milestone 2 — Ethical conduct, including the absence of material legal problems	Up to 15%
Milestone 3 — Communication of the Company’s clinical and scientific information and market share	Up to 20%
Milestone 4 — Product manufacturing and pipeline development	Up to 20%
Milestone 5 — Clinical trial completions, publication and expert rankings of approved drugs	Up to 20%

Partial credit of each maximum percentage target for Company-wide Milestone Incentive Bonus awards may be earned based on several factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION
(Registrant)

Dated: February 22, 2008	By:	/s/ Paul A. Mahon
	Name:	Paul A. Mahon
	Title:	General Counsel